Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION ADVISOR

SitusAMC Real Estate Valuation Services, LLC hereby consents to: (1) reference to its name to identify SitusAMC Real Estate Valuation Services, LLC as the independent valuation advisor (including under the heading Experts) for Cohen & Steers Income Opportunities REIT, Inc.; and (2) the description of its role under the headings Net Asset Value Calculation and Valuation Guidelines, Our Independent Valuation Advisor, Net Asset Value Calculation and Valuation Guidelines, and Valuation of Investments in this Registration Statement on Form S-11 of Cohen & Steers Income Opportunities REIT, Inc. and in the prospectus included therein.

January 25, 2023

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC